Exhibit 99.2

Facet Biotech Corporation

Transcript of 2008 Financial Results Webcast Conference Call

held March 16, 2009

at 1:30 PM (Pacific Time)

Participants from Facet Biotech Corporation

Faheem Hasnain – President and Chief Executive Officer

Andrew Guggenhime – Senior Vice President and Chief Financial Officer

Mark McCamish – Senior Vice President and Chief Medical Officer

Jean Suzuki – Investor Relations Manager

Conference Call Participants

Jason Zhang – BMO Capital Markets - Analyst

Richard Murawczyk – Knott Partners - Analyst

Presentation

Moderator Introduction

Good day and welcome to the Facet Biotech conference call. Today’s call is being recorded. For opening remarks and introductions, I would now like to turn the call over to Ms. Jean Suzuki, Corporate and Investor Relations. Please go ahead.

Jean Suzuki

Good afternoon and thank you for joining us today.

Today’s call will begin with a strategic overview of the company by Faheem Hasnain, president and CEO, followed by a review of our 2009 outlook by Andrew Guggenhime, senior vice president and chief financial officer. For the Q&A portion of the call, we will be joined by Dr. Mark McCamish, senior vice president and chief medical officer.

After the conclusion of the prepared remarks, we will open the call for questions. To ensure that everyone has an opportunity to address their questions, we request a limit of one question and one follow-up per person.

Before we begin, let me remind you that the information we will cover today contains forward-looking statements regarding our financial performance, clinical milestones and other matters, and our actual results may differ materially from those expressed or implied in the forward-looking statements. Factors that may cause differences between current expectations and actual results are described in our filings with the Securities & Exchange Commission, copies of which may be obtained at the investor section on our website at facetbiotech.com. The forward-looking statements made in this presentation should be considered accurate only as of the date of this presentation and, although we may elect to update forward-looking statements from time to time in the future, we specifically disclaim any duty or obligation to do so, even as new information becomes available or other events occur in the future.

It is now my pleasure to introduce Faheem Hasnain.

Faheem Hasnain

Thanks Jean and good afternoon everyone.  I’m pleased to begin today’s call with an update on our overall business strategy, as well as comment on the progress of our pipeline programs. Andrew will then provide our financial outlook for 2009 and comment on our historical financials.

So, since our spin-off 3 months ago and restructuring that we announced in January, we’ve continued to move forward with implementing our strategic plan to advance our current pipeline and simultaneously build upon our key capabilities with a focus on oncology drug development.  The key to successfully implementing our strategy in the near term involves several new R&D leadership appointments and pursuit of corporate development activities.  So let me give you an update on each of these areas before commenting on our pipeline.

First, as you may know, Dr. Mark McCamish, our senior vice president and chief medical officer, will be leaving the company in the near future. He has made a tremendous impact on the research and development organization, and we greatly appreciate the contributions he has made to the company during his tenure. We are pleased that Mark agreed to stay on for a period of time to ensure a smooth transition period for the research and development groups, and his help during this transition has been invaluable.

In addition to actively recruiting for a chief medical officer, we are also seeking a head of research. I’ve been very pleased with the interest level and the caliber of candidates for both positions – in particular candidates who have deep oncology drug development and translational medicine experience.  Once our searches are completed, I’ll look forward to introducing you to these key individuals.

We’ve also made important leadership appointments at the board level in the last few months – Dr. David Parkinson and Kurt von Emster – both of whom bring unique and highly relevant perspectives to our direction moving forward.  David is widely regarded as one of the top drug developers in oncology, while Kurt brings a fresh perspective from a biotech investor’s point of view. Inputs from both David and Kurt already have been helpful as we look to strengthen our scientific depth in oncology and evaluate promising corporate development opportunities.

We are also in the process of forming a scientific advisory board — composed of oncologists with expertise in the translational aspects of oncology development — doing so to provide critical external guidance into our development programs. In our conversations with them, they have expressed excitement around the science behind our pipeline programs, particularly our elotuzumab and PDL192 oncology programs, and a number of advisers have shown interest in developing academic collaborations to help increase our understanding of both the mechanism of action and pathway biology of these compounds. We are highly encouraged by the positive feedback we’ve received, and will provide more details once the advisory board is formally formed.

In parallel, we are pursuing business development activities to augment our oncology-focused pipeline. It is clear that many opportunities exist in today’s environment.  Nonetheless, we are going to proceed carefully and plan to execute upon only those opportunities that bring clear value and further our objective of building a high-quality oncology-focused pipeline.  As we’ve stated previously, our efforts to acquire new oncology candidates, either through an in-licensing deal or M&A activity, are sharply focused on those candidates in the late preclinical and early clinical phases of development – that is, those product opportunities that have demonstrated clear evidence of biological activity yet will benefit from the added resources and capabilities that Facet offers as a partner.  Emphasizing oncology products in this ‘sweet spot’ also enables us to target an area of significant innovation where the translation of science into the clinic occurs more than in any other specialty. There are unprecedented opportunities in oncology today, as the level of scientific insight into cancer biology continues to grow, while at the same time, a significant unmet medical need still remains. As I’ve mentioned previously we’re quite intrigued by many of the compelling opportunities that have presented themselves as well as the possibility of attractive deal structures that could mitigate risk and maximize the reach of our resources. We have a solid team in place to assess these opportunities, led by Dr. Ted Llana, our new head of commercial and corporate development, who has a PhD in immunology and brings extensive knowledge of the oncology space. Ted’s backed by R&D support, both internal and external to our organization, who lend their expertise during the evaluation process.

With oncology as our key area of focus for business development and our efforts to enhance our existing capabilities and pipeline, I’ll now go over the status of our current clinical programs and review some recent progress.  As a reminder, three of our four pipeline programs are in oncology indications and all four programs are products of our own internal research efforts.  So, let me start by updating you on our oncology products and then end with an update on daclizumab, our phase 2 product being developed in MS with Biogen Idec.

So, first, as we noted in today’s press release, we recently presented new data from our ongoing phase 1 program for elotuzumab — a humanized monoclonal antibody that targets CS1 on multiple myeloma cells. We are developing this antibody in collaboration with Bristol-Myers Squibb and currently have three phase 1 trials in multiple myeloma that are currently enrolling patients:  a trial evaluating elotuzumab as a monotherapy and two studies testing the drug in combination with other treatments—Revlimid® and Velcade®.   All patients being enrolled in this trial are receiving the highest planned dose of 20 mg/kg, the level that achieves optimal serum levels of drug based on preclinical tumor models. In late February, elotuzumab was featured in an oral talk and a poster at the International Myeloma Workshop where interim data were presented from the two phase 1 combination trials of elotuzumab with either Revlimid or Velcade, details of which can be found in today’s press release. The preliminary data from these trials look encouraging from a safety and response perspective and we look forward to updating you on our progress with these programs later this year.

Also progressing in phase 1 is the PDL192 program.  PDL192 is a humanized monoclonal antibody that targets the TWEAK receptor and we continue to test this candidate in a phase 1 trial in patients with advanced solid tumors. The trial is enrolling patients and we expect to provide a preliminary safety update later in the year. Now, as I mentioned earlier, this is one of the programs that has generated enthusiasm by our candidates to our scientific advisory board. The reason for this is that PDL192 shows significant preclinical activity in places where you typically don’t see activity, which represents and should represent, and has a potential to represent, a compelling opportunity.

Indeed, one exciting finding has been that PDL192 seems to have activity in K-ras and B-raf mutant cell lines — specific subsets for which current available treatments appear to have little activity. Our researchers continue to conduct preclinical studies to further characterize PDL192’s mechanism of action, and we expect to present more information to you in the months to come.

Our third oncology candidate, volociximab, is being developed in collaboration with Biogen Idec. Volociximab is currently being tested in phase 1 trials in ovarian cancer and non-small cell lung cancer, and we expect to provide an update on the program within the first half of this year.

Also in partnership with Biogen Idec is our most clinically advanced program, daclizumab, currently in phase 2 study for multiple sclerosis.  Now, while this program is outside of our stated future focus in oncology, it is a significant asset and presents opportunities for value creation.  You will recall that Facet previously conducted and reported a successful phase 2 study – known as CHOICE – of daclizumab added to interferon therapy for MS.  Our partner, Biogen Idec, is now conducting an additional phase 2 trial – known as SELECT – which is evaluating daclizumab as a monotherapy in patients with relapsing MS.   Importantly, I am pleased to provide an update on this program that we had previously estimated for later this year based on our interactions with regulatory authorities.   Our ongoing dialogue with the FDA and European regulatory agencies has been quite positive. As such, these agencies have accepted our proposal to pursue a development path that treats the SELECT study as a potential registrational trial.  This development path has several important implications to the program, including the possibility that only one phase 3 study, in addition to SELECT as a pivotal trial, would need to be conducted to support registration.  Another implication is that we plan to increase the number of patients in the currently ongoing SELECT trial from approximately 300 to 600 to appropriately power the study as a pivotal trial.  Based on the increased scope of the trial, we anticipate patient enrollment to now conclude in 2010.  Of course, we are extremely pleased with the efficiency that this new development path for daclizumab in MS offers.  Given the significant unmet medical need in MS and the need for additional therapeutics that are efficacious and safe, there is a tremendous market opportunity for a drug like daclizumab.

So, before I pass the floor to Andrew, let me emphasize that financial discipline and financial flexibility remain a core value for Facet. At the same time, we are pursuing growth opportunities that will leverage our resources for greatest benefit to our investors. I’m confident that our recent restructuring and further reduction of our cash utilization positions us to advance and enhance our pipeline.  In the meantime, we continue to execute on our clinical programs and work to strengthen our capabilities and evolve Facet into a unique and capable biotech company focused in oncology.

Andrew?

Andrew Guggenhime

Great, thanks Faheem, and good afternoon, everyone.

I’ll begin today with a discussion of our 2009 financial expectations and outlook and then review our fourth quarter and full year 2008 financial results.  Not to dismiss our historical financials by any stretch, but given the recent spin-off, the nature of the compilation of these historical results and the significant changes in our business over the past two years, we believe our guidance for 2009 is a better representation of where our business is today and our expectations going forward.

In addition to advancing our pipeline, we have been reviewing and will continue to review our cost structure to ensure that we are investing in the right places and at the right levels.  Whether in challenging market environments such as this one or in booming markets, we will continue to employ this philosophy to maintain financial discipline and flexibility.

Over the course of our detailed budgeting process that began in January after the completion of our strategic business review, we identified additional opportunities to further reduce our cost structure. Based on this work, I am pleased to report, as you may have seen in our press release today, we are further reducing our anticipated cash utilization for 2009 to between $95 and $100 million, which is an improvement from the $110 million that we announced in January of this year in connection with our restructuring plans.

The current cash utilization estimate of $95 to $100 million includes approximately $10 million in workforce-related restructuring costs, transition employee compensation and retention payments that will be made in 2009 but that are not recurring in nature over the longer term.  In addition, the cash utilization estimate excludes costs related to potential in-licensing opportunities and the potential receipt of milestone payments from our current collaborators.

Given our year-end 2008 cash and related balances of $403.4 million, we expect to end 2009 with slightly more than $300 million on our balance sheet.

Our 2009 cash utilization estimate is based primarily on expected total revenues for the year of $35 to $40 million and expected total costs and expenses of $140 to $160 million.

We expect the $35 to $40 million in total estimated revenues to consist of $30 to $35 million in collaboration revenues and approximately $5 million in other revenues.

Collaboration revenues are comprised of two components:  the first, reimbursement of R&D expenses and license and milestone revenues.  Under EITF 07-1, we recognize revenues for the reimbursement of our R&D expenses under each of our collaboration agreements when a net receivable from our collaborator is due to us in any quarterly period.  We recognize upfront license fees over the estimated development period and we recognize milestone payments as revenue either as they are earned or over the estimated remaining development period, based on the nature of the milestone.

For 2009, due to the allocation of responsibilities of the underlying R&D activities in each of our collaborations, we anticipate reimbursement of R&D expenses only under our collaboration with BMS for the elotuzumab program.  Under our 80/20 cost sharing arrangement with BMS, we estimate that we will recognize approximately $18 to $23 million in revenues in 2009 related to the reimbursement of our R&D expenses under the collaboration.  We don’t expect to recognize any revenues from the reimbursement of R&D expenses in 2009 under our collaboration with Biogen Idec because they are expected to perform the majority of the R&D activities under the collaboration during the year. Therefore, the net financial impact of our collaboration with Biogen Idec will be captured entirely within our R&D expenses.

The balance of our collaboration revenue estimate consists of the recognition of approximately $12 million of currently deferred license and milestone revenues related to previously received up front and milestone payments under our collaborations with BMS and Biogen Idec and, therefore, will not generate any cash to Facet during the year.

We have not included the potential receipt of any license or milestone payments under our collaboration agreements in 2009 in our guidance.  Should BMS elect to opt-in to the PDL241 program, and should they make that decision this year, the $15 million license fee that we would receive under this scenario would be deferred and recognized over the estimated development period for that program.

Our second revenue category – other revenues – consists of royalties from net sales of the pre-mixed bag formulations of Cardene® under our agreement with EKR Therapeutics, which was assigned to us by PDL in connection with the spin-off, as well as licensing, milestone and maintenance fees related to our out-licensed products.  We are estimating revenues from these sources in 2009 of approximately $5 million.

Moving down the income statement, we anticipate total costs and expenses for 2009 of $140 to $160 million, which includes $22 to $25 million of estimated depreciation, amortization and stock-based compensation.  Of this $22 to 25 million, we expect approximately $13 million in depreciation, approximately $2 million in amortization and $7 to $10 million in stock-based compensation expense.  The stock-based compensation expense estimate is based on a number of assumptions, including estimated future stock prices and the number and timing of options grants and, therefore, may change.  Our total estimated costs and expenses also include approximately $4 million in anticipated employee-related restructuring charges related to our previously announced restructuring activities.

As I mentioned earlier, due to the allocation of responsibilities for the daclizumab and volociximab programs between Facet and Biogen Idec, specifically that Biogen Idec will conduct the majority of the work in 2009, the net financial impact of this collaboration is captured entirely within R&D expenses.  Therefore, our total costs and expenses include 100% of the costs incurred by us and 50% of the costs incurred by Biogen Idec.

For our collaboration with BMS, under which in 2009 Facet will be conducting the majority of the work, our R&D expenses reflect 100% of the costs incurred by us related to the ongoing three phase 1 trials, including manufacturing costs, even though we ultimately bear only 20% of the total costs of this program.  BMS’s reimbursement to us for its 80% share of the total program spend is reflected as collaboration revenues and the basis for our $18 to $23 million revenue estimate.

Not included in our current financial guidance is a facilities-related restructuring charge that we will likely recognize later this year based on our plans to consolidate our operations into one of the two buildings that we currently lease in Redwood City.  The magnitude of this facilities-related charge is based on the timing of our consolidation plans as well as estimates and assumptions surrounding our future net lease costs.  We’ll provide an update on this, including our estimate of the potential charge, in a future 8-K filing and on our call following the period in which we have determined the estimated or actual charge.

As we noted in the press release, our historical results are comprised of the results of PDL’s former biotechnology operations up to December 18, 2008, the date of the spin-off, and the standalone results of Facet Biotech from December 18, 2008 through December 31, 2008.  Included in these historical results are the costs and expenses associated with the company’s former manufacturing facility up through the date of its sale in March 2008 as well as employee-related costs that are significantly higher than the current run rate as a result of the restructuring activities initiated in September 2007, March 2008 and January 2009.  As such, the PDL biotechnology operations were significantly different from the entity that we are today, and the historical results are not necessarily indicative of Facet’s financial profile moving forward.

These historical results are summarized in the press release and the accompanying tables.  In addition, our 10-K, which we expect to file shortly, will provide more detail on these results and the period-over-period variances.

For those of you that are holders of both Facet and PDL, I do want to point out the reasons for the differences in Facet’s historical results from those reflected by PDL as discontinued operations in their financials.

Up to the spin-off date, Facet’s historical financial statements reflect the results of operations and financial condition of the Biotechnology Business as a component of PDL’s overall financials. Facet’s Consolidated Statements of Operations for this pre-spin period include expense allocations for general corporate overhead functions historically shared with PDL, including finance, legal, human resources, investor relations and other administrative functions, which include personnel-related, consulting and other professional services costs.

PDL is required to reflect the financial results of its former Biotechnology Business as discontinued operations on its Consolidated Statements of Operations.  The accounting guidance regarding the presentation of discontinued operations does not allow for the inclusion of general corporate overhead costs within the discontinued operations caption.  And, therefore, PDL’s loss from discontinued operations related to the Biotechnology Business will be less than Facet’s net loss in all historical periods.

Now I’d like to turn the call over to the operator for your questions. Operator, please begin.

Operator

(Operator Instructions). Your first question comes from Jason Zhang with BMO Capital Markets.

Jason Zhang

Thanks for taking my questions. Can you hear me? Okay. Yes, a question for Faheem. You mentioned that the change of Daclizumab for MS. So, I assume, so if I got this right — so you are going to increase patient numbers from about 300 to 600 to increase power. So are you changing the end point of the trial? So that’s question number one. Number two is — because you’re making this change, you are going to — you’re not going to have to report results from the trial and directly go in to and change the trial at this point?

Mark McCamish

Jason, this is Mark McCamish. Let me handle that one for you. Yes, in the interactions with the Agency, the discussion or the proposal that we had was to change the primary end point from gadolinium enhanced lesions, which was the phase 2 design, which would allow us to complete the study, make a decision and go into two phase 3 studies. We changed that to annualized relapse rate as a primary end point. And to power the studies appropriately, we did have to increase the trial size from 300 to 600, allowing us to use that as a pivotal trial and therefore, moving into one additional pivotal or phase 3 study. And, to your point, since this becomes a pivotal registration trial, it makes it more complex in terms of looking at any interim data along the way — which then weighs into the decision of starting the phase 3 program.

Jason Zhang

So, if I understand correctly, you will not have an interim look. And you are changing the primary end point to relapse rate — is that two-year relapse rate or one-year relapse rate?

Mark McCamish

We haven’t disclosed whether it’s two or one year, but it is annualized relapse rate. And we would not be doing a formal interim because it would require some challenges regarding the handling of statistics. But futility analyses are still feasible, going forward.

Jason Zhang

And then may I ask about the second one — is the second — initiation of the second phase 3 dependent upon the futility analysis of the first one? Or it has nothing to do with this first trial at all?

Mark McCamish

Well, you can imagine we’ll look at all existing data choices as well as ongoing data we’re collecting to make that decision moving forward. So it will be as informed as possible.

Jason Zhang

Okay. May I also ask — as I understand this — Biogen Idec is managing this trial. And I assume this is also their decision as well?

Mark McCamish

Yes, this was — as you recall, we conducted the CHOICE study, and so you can imagine the regulatory discussions that we had with various agencies depended highly on the CHOICE data. So therefore, it was a collaboration of putting together information from the trial that we conducted, as well as strategic interactions between what was then PDL and now Facet and Biogen Idec, in proposing this approach. It was a joint association. But you are correct, in Biogen Idec has complete operational responsibility in terms of implementation of the SELECT study.

Operator

Your next question comes from Richard Murawczyk with Knott Partners.

Richard Murawczyk

I think the market is having trouble valuing the Company, given that it trades for 40% of the cash that you have on the balance sheet today. So, can you help us understand how you think about the potential value of the drugs that you have in your pipeline?

Faheem Hasnain

Sure. I mean, clearly, our view is that the Company is undervalued at this point, and it’s probably a confluence of a number of factors coming together — not the least, the dislocation that’s occurring within the capital markets at this point in time. Having said that, there’s a number of important value drivers within the Company. And clearly, the daclizumab program is an important aspect of value for this Company, as well as the oncology pipeline. And our focus is really on ensuring that we can drive our programs within the next two to three years to phase 2 proof of concept, which we think is the earliest value inflection point that the Street will recognize. And our focus is on doing exactly that, bringing what we consider to be high-value programs forward; and if we think that they don’t deserve to go forward, then we’ll kill those programs. So the value that is there lies within the pipeline and also our ability to augment the pipeline, hopefully in a smart and disciplined manner. We’ve also, in addition, got very significant capability in platform technology, antibody platform technology, as well. And we’re in the process of defining our direction and strategy to capitalize on what we think is a very proprietary capability.

Operator

Now I would like to turn the call over to Faheem Hasnain for closing remarks.

Faheem Hasnain

Thank you.

In closing, I would like to emphasize that Facet is a unique and capable biotech company focused on developing meaningful oncology drug candidates. We are making good progress on our growth strategy to create value for our investors — the cornerstone of which is to advance and enhance our pipeline. We have talent within the organization in the areas of tumor biology, translational medicine and significant antibody expertise, and are leveraging that expertise not only to support our existing programs, but also to help evaluate potential candidates that may result from our business development activities. We are also building external expertise through key board appointments and the formation of an oncology-focused scientific advisory board. But importantly, underlying these activities is our commitment to financial discipline in all that we pursue — regardless of the overall macroeconomic environment.

So, finally, I would like to acknowledge the resilience and the dedication demonstrated by our employees during the significant changes that have occurred over the last several months. Thanks to their efforts, our research and development programs have continued to move forward, providing Facet with the foundation needed to evolve into a leading biotech company.

We look forward to meeting with many of you in the coming months. Thank you very much.

Operator

This concludes your conference call for today. You may now disconnect.